Exhibit 14.1

CODE OF ETHICS AND BUSINESS CONDUCT

1. Introduction.

1.1 The Board of Directors of CuriosityStream Inc. (together with any of its subsidiaries, the “Company”) has adopted this Code of Ethics and Business Conduct (the “Code”) in order to:

(a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(c) promote compliance with applicable governmental laws, rules and regulations;

(d) promote the protection of Company assets, including corporate opportunities and confidential information;

(e) promote fair dealing practices;

(f) deter wrongdoing; and

(g) ensure accountability for adherence to the Code.

1.2 All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 10. As used herein, the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions are sometimes also referred to as the “Senior Financial Officers”.

2. Honest and Ethical Conduct.

2.1 The Company’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2 Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3. Conflicts of Interest.

3.1 A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2 Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited.

3.3 Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.4.

3.4 Persons other than directors and executive officers who have questions about a potential conflict of interest, or who become aware of an actual or potential conflict, should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the General Counsel. A supervisor may not authorize or approve conflict of interest matters, or make determinations as to whether a problematic conflict of interest exists, without first providing the General Counsel with a written description of the activity and seeking the General Counsel’s written approval. If the supervisor is involved in the potential or actual conflict, the matter should instead be discussed directly with the General Counsel.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

4. Compliance.

4.1 Employees, officers and directors should comply with all applicable laws, rules and regulations in the cities, states and countries in which the Company operates.

4.2 Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the General Counsel or his/her designee.

4.3 No director, officer or employee may purchase or sell any Company securities while in possession of material nonpublic information regarding the Company, nor may any director, officer or employee purchase or sell another company’s securities while in possession of material nonpublic information regarding that company. It is against Company policies and illegal for any director, officer or employee to use material nonpublic information regarding the Company or any other company to:

(a) obtain profit for himself or herself; or

(b) directly or indirectly “tip” others who might make an investment decision on the basis of that information.

5. Disclosure.

5.1 The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

5.2 Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained and not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel, governmental regulators, self-regulating organizations and other governmental officials, as appropriate .

5.3 Each director, officer and employee who is involved in the Company’s disclosure process must:

(a) be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting;

(b) in relation to his or her area of responsibility, take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure, in accordance with applicable disclosure standards, including standards of materiality, where appropriate; and

(c) promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

5.4 Senior Financial Officers are responsible for ensuring that the disclosure in the Company’s periodic reports is full, fair, accurate, timely and understandable. In doing so, Senior Financial Officers shall take such action as is reasonably appropriate to (i) establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to the Company is made known to them; (ii) confirm that the Company’s periodic reports comply with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and (iii) ensure that information contained in the Company’s periodic reports fairly presents in all material respects the financial condition and results of operations of the Company.

5.5 Senior Financial Officers will not knowingly (i) make, or permit or direct another to make, materially false or misleading entries in the Company’s financial statements or records; (ii) fail to correct materially false and misleading financial statements or records; (iii) sign, or permit another to sign, a document containing materially false and misleading information; or (iv) falsely respond, or fail to respond, to specific inquiries of the Company’s independent public accountants or outside legal counsel.

6. Protection and Proper Use of Company Assets.

6.1 All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability and are prohibited.

6.2 All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported immediately to the General Counsel for investigation.

6.3 The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, designs, databases, records and any nonpublic financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7. Corporate Opportunities. Subject to the Company’s certificate of incorporation in effect from time to time and to any other fiduciary or contractual obligations such person may have, all directors, officers and employees (i) owe a duty to the Company to advance its interests when the opportunity arises; (ii) are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position; (iii) may not use Company assets, property, information or position for personal gain (including gain of friends or family members); and (iv) must abstain from competing with the Company.

8. Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or is required or permitted by law. Confidential information includes all nonpublic information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed.

9. Fair Dealing. Each director, officer and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts or any other unfair dealing practice.

10. Reporting and Enforcement.

10.1 Reporting and Investigation of Violations.

(a) Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee.

(b) Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to a supervisor or the General Counsel.

(c) After receiving a report of an alleged prohibited action, the Audit Committee, a supervisor, or the General Counsel must promptly take all appropriate actions necessary to investigate.

(d) All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

10.2 Enforcement.

(a) The Company must ensure prompt and consistent action against violations of this Code.

(b) If, after investigating a report of an alleged prohibited action by any other person, a supervisor determines that a violation of this Code has occurred, the supervisor will report such determination to the General Counsel.

(c) Upon receipt of a determination that there has been a violation of this Code, the Audit Committee or the General Counsel will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

10.3 Waivers and Amendments.

(a) The Company is committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification.

(b) Each of the Audit Committee (in the case of a violation by a director or executive officer) and the General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.

(c) Any waiver for a director or an executive officer or amendments to this Code shall be disclosed as required by SEC and Nasdaq rules.

(d) It is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

10.4 Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

11. Miscellaneous.

Notwithstanding the foregoing, nothing herein shall prohibit a director, officer, employee or contractor of the Company from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected pursuant to federal law or regulation. Prior authorization from the Company is not required in order to make any such reports or disclosures and the reporting individual is not required to notify the Company that such reports or disclosures have been made.

In addition, pursuant to the defend trade secrets act, employees shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Should any provision in this code conflict with this provision, this provision shall control.

Acknowledgment of Receipt and Review

Acknowledgment of Receipt and Review

To be signed and returned to the Legal Department.

I, _______________________, acknowledge that I have received and read a copy of the CuriosityStream Inc. Code of Ethics and Business Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Legal Department if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

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